Exhibit 10.17
SERVICES AGREEMENT
This Services Agreement (this “Agreement”), dated as of January 1, 2022 (the “Effective Date”), is by and between MBRD Service Company, an Indiana limited liability company, with offices located at 9400 Priority Way W. Drive, Indianapolis, IN 46240 (the “Service Provider”) and Elanco US Inc., a Delaware corporation, with offices located at 2500 Innovation Way, Greenfield, IN 46140 (the “Elanco”).

RECITALS
WHEREAS, Elanco desires to retain Service Provider to provide certain research and development services in connection with Elanco’s microbiome and nutritional health projects upon the terms and conditions hereinafter set forth, and Service Provider is willing to perform such services.
In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.Definitions.
“Action” has the meaning set forth in Section 11.1.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Change Order” has the meaning set forth in Section 5.2.
“Confidential Information” means any information that is treated as confidential by a party, including but not limited to all non-public information about its business affairs, products or services, Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether disclosed orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information.
“Deliverables” means all documents, Work Product, and other materials that are delivered to Elanco hereunder or prepared by or on behalf of Service Provider in the course of performing the Services, including any items identified as such in a Statement of Work.
“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Elanco” has the meaning set forth in the preamble.
“Elanco Contract Manager” has the meaning set forth in Section 4.1.
“Elanco Equipment” means any equipment, including lab equipment, systems, cabling, or facilities provided by Elanco and used directly or indirectly in the provision of the Services.
“Elanco Materials” any documents, data, know-how, methodologies, software, and other materials provided to Service Provider by Elanco, including computer programs, reports, and specifications.
“Force Majeure Event” has the meaning set forth in Section 16.
“Intellectual Property Rights” means any and all rights arising in the U.S. or any other jurisdiction throughout the world in and to (1) patents, patent disclosures and inventions (whether patentable or not), (2) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other designations of source, sponsorship, affiliation or origin, together with all related goodwill, (3) copyrights, copyrightable works and other works of authorship (including computer programs), mask works, data, data collections and databases, (4) trade secrets, know-how and other confidential or proprietary information, (5) moral rights, and (6) any and all other intellectual property rights, in each case whether registered or unregistered and including all related rights of priority under international conventions, all pending and future applications and registrations and continuations, divisions, continuations-in-part, reissues, extensions, substitutions, re-examinations and renewals thereof, and all similar or equivalent rights or forms of protection in any part of the world.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.
“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Microbiome Platform” means Elanco’s microbiome and nutritional health projects, including its platform for discovering and developing next-generation microbiome-targeting solutions for human and animal health.
“Permitted Subcontractor” has the meaning set forth in Section 3.1(g).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.
“Project” means a project as described in a Statement of Work.
“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.
“Service Provider” has the meaning set forth in the preamble.

“Service Provider Contract Manager” has the meaning set forth in Section 3.1(a)(i).
“Service Provider Equipment” means any equipment, systems, cabling, or facilities provided by or on behalf of Service Provider and used directly or indirectly in the provision of the Services.
“Service Provider Personnel” means all employees and Permitted Subcontractors, if any, engaged by Service Provider to perform the Services.
“Services” mean the professional and other services to be provided by Service Provider under this agreement, as described in more detail in a Statement of Work, and Service Provider’s obligations under this Agreement.
“Statement of Work” or “SOW” means each Statement of Work entered into by the parties and attached to this Agreement, substantially in the form of Exhibit A.
“Term” has the meaning set forth in Section 6.1.
“Work Product” means all writings, works of authorship, inventions, discoveries, developments, processes, techniques, methods, devices, technologies, ideas, concepts, research, proposals, materials and other tangible and intangible work product of any nature whatsoever that are conceived, made, reduced to practice, invented, discovered, created, authored, modified, improved or otherwise originated by or on behalf of Service Provider individually or jointly with Elanco or others in the course of performing the Services or other work performed by or on behalf of Elanco under or in connection with the Services or this Agreement or at any time during or after the termination of the parties’ relationship hereunder (1) at Elanco’s expense, (2) based on, derived from or otherwise using Elanco’s Confidential Information or Intellectual Property, or (3) that result from any use of Elanco’s facilities, personnel, or materials, and all printed, physical and electronic copies and other tangible embodiments of any of the foregoing.
2.Services.
2.1Service Provider shall provide the Services to Elanco as described in more detail in each Statement of Work in accordance with the terms and conditions of this Agreement.
2.2Each Statement of Work shall include the following information, if applicable:
(a)a detailed description of the Services to be performed pursuant to the Statement of Work;
(b)the date upon which the Services will commence and the term of such Statement of Work;
(c)the names of the Service Provider Contract Manager;
(d)any criteria for completion of the Services; and
(e)any other terms and conditions agreed upon by the parties in connection with the Services to be performed pursuant to such Statement of Work.

3.Service Provider’s Obligations.
3.1The Service Provider shall:
(a)subject to the prior written approval of Elanco, appoint a Service Provider employee to serve as a primary contact with respect to this Agreement and who will have the authority to act on behalf of Service Provider in connection with matters pertaining to this Agreement (the “Service Provider Contract Manager”)
(b)maintain the same Service Provider Contract Manager throughout the Term of this Agreement except for changes in such personnel due to Elanco’s request pursuant to Section 3.1(c);
(c)upon the reasonable written request of Elanco, promptly replace the Service Provider Contract Manager;
(d)before the date on which the Services are to start, obtain, and at all times during the Term of this Agreement maintain, all necessary licenses and consents and comply with all relevant Laws applicable to the provision of the Services;
(e)comply with, and ensure that all Service Provider Personnel comply with, all rules, regulations, and policies of Elanco that are communicated to Service Provider in writing, including security procedures concerning systems and data and remote access thereto, building security procedures, including the restriction of access by Elanco to certain areas of its premises or systems for security reasons, and general health and safety practices and procedures;
(f)maintain complete and accurate records relating to the provision of the Services under this Agreement, including records of the time spent and materials used by Service Provider in providing the Services in such form as Elanco shall approve. During the Term and for one (1) year thereafter, upon Elanco’s written request, Service Provider shall allow Elanco or Elanco’s representative to inspect and make copies of such records;
(g)obtain Elanco’s written approval, which may be given or withheld in Elanco’s sole discretion, prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and Affiliates of Service Provider, other than Service Provider’s employees, to provide any Services and Deliverables to Elanco (each such approved subcontractor or other third party, a “Permitted Subcontractor”). Elanco’s approval shall not relieve Service Provider of its obligations under the Agreement, and Service Provider shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Provider’s own employees. Nothing contained in this Agreement shall create any contractual relationship between Elanco and any Service Provider subcontractor or supplier; and
(h)require each Permitted Subcontractor to be bound in writing by the confidentiality and intellectual property assignment or license provisions of this Agreement, and, upon Elanco’s written request, to enter into a non-disclosure or intellectual property assignment or license agreement in a form that is reasonably satisfactory to Elanco.

3.2Service Provider is responsible for all Service Provider Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits.
3.3Service Provider acknowledges that time is of the essence with respect to Service Provider’s obligations hereunder and that prompt and timely performance of all such obligations is strictly required.
4.Elanco’s Obligations. Elanco shall:
4.1cooperate with Service Provider in all matters relating to the Services and appoint an Elanco employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Elanco with respect to matters pertaining to this Agreement (the “Elanco Contract Manager”);
4.2provide, subject to Section 3.1(f), such access to Elanco’s premises and such office accommodation and other facilities as may reasonably be required by Service Provider for the purposes of performing the Services;
4.3respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Service Provider to perform Services in accordance with the requirements of this Agreement; and
4.4provide such Elanco Materials as Service Provider may reasonably request, in order to carry out the Services.
5.Change Orders.
5.1If Elanco wishes to change the scope or performance of the Services, it shall submit details of the requested change to Service Provider in writing. Service Provider shall, within a reasonable time after receiving a Elanco-initiated request, provide a written estimate to Elanco of:
(a)the likely time required to implement the change;
(b)any necessary variations to the fees and other charges for the Services arising from the change;
(c)the likely effect of the change on the Services;
(d)any other impact the change might have on the performance of this Agreement; and
(e)any other information reasonably requested by the Elanco.
5.2Promptly after receipt of the written estimate, the parties shall negotiate and agree in writing on the terms of such change (a “Change Order”). Neither party shall be bound by any Change Order unless mutually agreed upon in writing in accordance with Section 17.10.

6.Term and Termination.
6.1Term. This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of (1) year (the “Term”), unless sooner terminated pursuant to this Section 6.
6.2Termination for Convenience. Elanco, in its sole discretion, may terminate this Agreement or any Statement of Work, in whole or in part, at any time without cause, by providing at least thirty (30) days’ prior written notice to Service Provider.
6.3Termination for Cause. Either party may terminate this Agreement or any SOW, effective upon written notice to the other party (the “Defaulting Party”), if the Defaulting Party:
(a)breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within fifteen (15) days after receipt of written notice of such breach; or
(b)(i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within sixty (60) business days or is not dismissed or vacated within sixty (60) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
6.4Effects of Termination or Expiration. Upon expiration or termination of this Agreement for any reason:
(a)Service Provider shall (i) promptly deliver to Elanco all Deliverables (whether complete or incomplete) for which Elanco has paid, all Elanco Equipment and all Elanco Materials in its possession, (ii) promptly remove any Service Provider Equipment located at Elanco’s premises, (iii) provide reasonable cooperation and assistance to Elanco upon Elanco’s written request in transitioning the Services to a different Service Provider, and (iv) on a pro rata basis, repay all fees and expenses paid in advance for any Services not performed or Deliverables not provided.
(b)Each party shall (i) return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party’s Confidential Information, (ii) permanently delete all of the other party’s Confidential Information from its computer systems, and (iii) certify in writing to the other party that it has complied with the requirements of this clause; provided, however, that Elanco may retain copies of any Confidential Information of Service Provider incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables.
(c)In no event shall Elanco be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.
6.5Survival. The rights and obligations of the parties set forth in this Section 6.5 and Section 1, Section 8, Section 9, Section 10, Section 12, Section 6.4, Section 13, and Section 15, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.
7.Fees and Expenses; Payment Terms.
7.1In consideration of the provision of the Services by the Service Provider and the rights granted to Elanco under this Agreement, Elanco shall pay the fees set forth in the applicable Statement of Work. Payment to Service Provider of such fees and the reimbursement of expenses pursuant to this Section 7 shall constitute payment in full for the performance of the Services, and, Elanco shall not be responsible for paying any other fees, costs, or expenses.
7.2Where Services are provided for a fixed price, the total fees for the Services shall be the amount set out in the applicable Statement of Work. The total price shall be paid to Service Provider in installments, as set out in the Statement of Work. At the end of a period specified in the applicable Statement of Work in respect of which an installment is due, Service Provider shall issue invoices to Elanco for the fees that are then payable, together with a detailed breakdown of any expenses incurred in accordance with Section 7.4.
7.3Service Provider shall issue invoices to Elanco only in accordance with the terms of this Section, and Elanco shall pay all properly invoiced amounts due to Service Provider within thirty (30) days after Elanco’s receipt of such invoice, except for any amounts disputed by Elanco in good faith. All payments hereunder shall be in U.S. dollars and made by check or wire transfer.
7.4Elanco shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Elanco hereunder. Any such taxes, duties, and charges currently assessed or which may be assessed in the future, that are applicable to the Services are for the Elanco’s account, and Elanco hereby agrees to pay such taxes; provided, that, in no event shall Elanco pay or be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel, or real or personal property or other assets.
7.5Without prejudice to any other right or remedy it may have, Elanco reserves the right to set off at any time any amount owing to it by Service Provider against any amount payable by Elanco to Service Provider under this Agreement.
8.Intellectual Property Rights; Ownership.
8.1Elanco is, and shall be, the sole and exclusive owner of all right, title, and interest in and to the Work Product and the Deliverables, including all Intellectual Property Rights therein. Service Provider agrees, and will cause its Service Provider Personnel to agree, that with respect to any Deliverables or Work Product that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Deliverables are hereby deemed a “work made for hire” for Elanco. To the extent that any of the Deliverables or Work Product do not constitute a “work made for hire”, Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to Elanco, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables and Work Product, including all Intellectual Property Rights therein. The Service Provider shall cause the Service Provider Personnel to irrevocably waive, to the extent permitted by applicable Law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables or Work Product.

8.2Upon the request of Elanco, Service Provider shall, and shall cause the Service Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Elanco to prosecute, register, perfect, or record its rights in or to any Deliverables or Work Product. Service Provider shall promptly make full written disclosure to Service Provider of all Work Product, whether or not such Work Product is patentable, copyrightable or protected as a trade secret. Service Provider shall at all times keep and maintain full, current, accurate and authentic records of all Work Product. Such records may be in the form of notes, sketches, drawings, flow charts, electronic files, laboratory notebooks, reports or any other format that may be specified by Elanco. The records shall at all times be the exclusive property and Confidential Information of Elanco. The Work Product is and shall at all times remain the Confidential Information of Elanco and is subject to all Service Provider obligations and restrictions set forth herein with respect to such Confidential Information. Without limitation of such obligations or restrictions, Service Provider shall not disclose to any third party the nature or details of any Work Product without Elanco’s prior written consent.
8.3Elanco and its licensors are, and shall remain, the sole and exclusive owner of all right, title, and interest in and to the Elanco Materials, including all Intellectual Property Rights therein. Service Provider shall have no right or license to use any Elanco Materials except solely during the Term of the Agreement to the extent necessary to provide the Services to Elanco. All other rights in and to the Elanco Materials are expressly reserved by Elanco.
9.Confidential Information.
9.1The Receiving Party agrees:
(a)not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its and its Affiliates, and their officers, employees, consultants, and legal advisors who have a “need to know”, who have been apprised of this restriction, and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 9;
(b)to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement or, in the case of Elanco, to make use of the Services and Deliverables; and
(c)to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.
9.2If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:
(a)prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and
(b)reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.
If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information,

the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose.
10.Representations and Warranties.
10.1 Each party represents and warrants to the other party that:
(a)it is duly organized, validly existing and, where such concept is applicable, in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;
(b)it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;
(c)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and
(d)when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.
10.2 Service Provider represents and warrants to Elanco that:
(a)it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with best recognized industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement;
(b)it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;
(c)Elanco will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;
(d)(i) none of the Services, Deliverables, Work Product and Elanco’s use thereof infringe or will infringe any Intellectual Property Right of any third party arising under the Law of the United States, and, (ii) as of the date hereof, there are no pending or, to Service Provider’s knowledge, threatened claims, litigation, or other proceedings pending against Service Provider by any third party based on an alleged violation of such Intellectual Property Rights, in each case, excluding any infringement or claim, litigation or other proceedings to the extent arising out of (x) any Elanco Materials or any instruction, information, designs, specifications, or other materials provided by Elanco to Service Provider, (y) use of the Deliverables in combination with any materials or equipment not supplied or specified by Service Provider, if the infringement would have been avoided by the use of the Deliverables not so combined, and (z) any modifications or changes made to the Deliverables by or on behalf of any Person other than Service Provider. Service Provider’s sole liability and Elanco’s sole and exclusive remedy for Service Provider’s breach of this Section 10.2(d) are Service Provider’s obligations under Section 11.2;

(e)the Services and Deliverables will be in conformity in all material respects with all requirements or specifications stated in this Agreement and the applicable Statement of Work. In the event of Service Provider’s breach of the foregoing warranty, Service Provider’s sole and exclusive obligation and liability and Elanco’s sole and exclusive remedy shall be as follows:
(i)The Service Provider shall use reasonable efforts to cure such breach; provided, that if Service Provider cannot cure such breach within a reasonable time (but no more than thirty (30) days) after Elanco’s written notice of such breach, Elanco may, at its option, terminate the Agreement by serving written notice of termination in accordance with Section 17.4.
(ii)In the event the Agreement is terminated in accordance with this Section 10.2(e), Service Provider shall within thirty (30) days after the effective date of termination, refund to Elanco any fees paid by the Elanco as of the date of termination for such Service or Deliverable.
10.3 EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) SERVICE PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
11.Indemnification.
11.1 Service Provider shall defend, indemnify, and hold harmless Elanco and Elanco’s Affiliates/Authorized Service Recipients and their officers, directors, employees, agents, successors, and permitted assigns (each, a “Elanco Indemnitee”) from and against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) arising out of or resulting from:
(a)bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or negligent acts or omissions of Service Provider or Service Provider Personnel; and
(b)Service Provider’s breach of any representation, warranty, or obligation of Service Provider set forth in this Agreement Section 10.1 or Section 10.2 of this Agreement.
11.2 Service Provider shall defend, indemnify, and hold harmless the Elanco Indemnitees from and against all Losses based on a claim that any of the Services or Deliverables or Elanco’s receipt or use thereof infringes any Intellectual Property Right of a third party arising under the Laws of the United States; provided, however, that Service Provider shall have no obligations under this Section 11.2 with respect to claims to the extent arising out of:
(a)any Elanco Materials or any instruction, information, designs, specifications, or other materials provided by Elanco in writing to Service Provider;
(b)use of the Deliverables in combination with any materials or equipment not supplied to Elanco or specified by Service Provider in writing, if the infringement would have been avoided by the use of the Deliverables not so combined; or

(c)any modifications or changes made to the Deliverables by or on behalf of any Person other than Service Provider or Service Provider Personnel.
11.3 Elanco shall defend, indemnify, and hold harmless Service Provider and its officers, directors, employees, agents, successors, and permitted assigns from and against all Losses arising out of or resulting from any third-party Action arising out of or resulting from:
(a)bodily injury, death of any person, or damage to real or tangible, personal property resulting from the negligent or willful acts or omissions of Elanco; and
(b)Elanco’s breach of any representation, warranty, or obligation of Elanco in this Agreement/representation or warranty set forth in Section 10.1 of this Agreement.
11.4 The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 11.4 shall not relieve the indemnifying party of its obligations under this Section 11.4 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.
11.5Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from, in whole or in part, the indemnified party’s gross negligence or more culpable act or omission (including recklessness or willful misconduct).
12. Limitation of Liability.
12.1 EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
12.2 The exclusions in Section 12.1 shall not apply to:
(a)damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 8 (Intellectual Property Rights; Ownership);
(b)damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 9 (Confidentiality);
(c)a party’s indemnification obligations under Section 11 (Indemnification);

(d)damages or other liabilities arising out of or relating to a party’s gross negligence, willful misconduct, or intentional acts;
(e)death or bodily injury or damage to real or tangible personal property resulting from a party’s negligent acts or omissions;
(f)damages or liabilities to the extent covered by a party’s insurance; and
(g)a party’s obligation to pay attorneys’ fees and court costs in accordance with Section 15.15.
13. Insurance.
13.1 At all times during the Term of this Agreement, Service Provider shall procure and maintain, at its sole cost and expense, at least the following types and amounts of insurance coverage:
(a)Commercial General Liability with limits no less than $1,000,000 per occurrence and $3,000,000 in the aggregate, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Service Provider under this Agreement;
(b)Worker’s Compensation insurance as required by applicable law; and
(c)Errors and Omissions/Professional Liability with limits no less than $2,000,000 in the aggregate.
13.2All insurance policies required pursuant to this Section 13 shall:
(a)be issued by insurance companies reasonably acceptable to Elanco;
(b)provide that such insurance carriers give Elanco at least 30 days’ prior written notice of cancellation or non-renewal of policy coverage; provided that, prior to such cancellation, the Service Provider shall have new insurance policies in place that meet the requirements of this Section 13;
(c)waive any right of subrogation of the insurers against Elanco or any of its Affiliates;
(d)provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Elanco shall be excess and non-contributory; and
(e)name Elanco and Elanco’s Affiliates, including, in each case, all successors and permitted assigns, as additional insureds.
13.3Upon the written request of Elanco, Service Provider shall provide Elanco with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section 13, and shall not do anything to invalidate such insurance. This Section 13 shall not be construed in any manner as waiving, restricting, or limiting the liability of either party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend, and hold the other harmless under this Agreement).

14. Force Majeure.
14.1No party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including without limitation the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, epidemics, pandemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; and (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials. The Impacted Party shall give notice within 5 days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue.
14.2 During the Force Majeure Event, the non-affected party may similarly suspend its performance obligations until such time as the affected party resumes performance.
14.3 The affected party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized and shall resume performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected party’s failure or delay remains uncured for a period of forty-five (45) days following written notice given by it under this Section 14, either party may thereafter terminate this Agreement or the applicable Statement of Work, or both, upon fifteen (15) days’ written notice.
15. Miscellaneous.
15.1 Each party shall, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.
15.2 The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.
15.3 Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or otherwise use the other party’s trademarks, service marks, trade names, logos, symbols, or brand names, in each case, without the prior written consent of the other party.
15.4 All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.4.

If to Service Provider:	Aaron Schacht 9400 Priority Way West Drive Indianapolis, IN 46240 Email: aaron@schacht.com Attention: CEO
If to Elanco: and a copy to Elanco:
Ellen De Brabander
2500 Innovation Way
Greenfield, Indiana 46140
Email:     ellen.de_brabander@elancoah.com
Attention:    Executive Vice President, Innovation, Regulatory and Business Development

Marcela Kirberger
2500 Innovation Way
Greenfield, Indiana 46140
Email:     marcela.kirberger@elancoah.com
Attention:    Executive Vice President, General Counsel & Corporate Secretary

15.5 For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, Exhibits, and Statements of Work refer to the Sections of, and Schedules, Exhibits, and Statements of Work attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Exhibits, and Statements of Work referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

15.6 This Agreement, together with all Schedules, Exhibits, and Statements of Work and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule, Exhibit or Statement of Work, the following order of precedence shall govern: (a) first, this Agreement, exclusive of its Exhibits and Schedules; (b) second, the applicable Statement of Work; and (c) third, any Exhibits and Schedules to this Agreement.
15.7 Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, including by operation of law, change of control, or merger, without the prior written consent of the other party; provided, that, Elanco may assign the Agreement to an Affiliate of such party or to a successor of all or substantially all of the assets of such party through merger, reorganization, consolidation, or acquisition. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
15.8 This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.
15.9 The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
15.10This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
15.11If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
15.12This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware in each case located in the city of Wilmington and County of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.
15.13Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
15.14Each party acknowledges that a breach by a party of Section 8 (Intellectual Property Rights; Ownership) or Section 9 (Confidentiality) may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance, and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.
15.15If any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.
15.16This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELANCO US INC
By_____________________ Name: Title:
MBRD Services Company
By_____________________ Name: Aaron Schacht Title: Manager

EXHIBIT A – FORM STATEMENT OF WORK

EXHIBIT A
Form of Statement of Work

Statement of Work Number: [NUMBER]
This Statement of Work (“SOW”), adopts and incorporates by reference the terms and conditions of the Services Agreement (“Services Agreement”), which was entered into on January 1, 2022, by and between MBRD Service Company, an Indiana limited liability company, with offices located at 9400 Priority Way W. Drive, Indianapolis, IN 46240 (“Service Provider”) and Elanco US Inc, an Indiana corporation (“Elanco,” and together with Service Provider, the “Parties,” and each, a “Party”), as it may be amended from time to time. This SOW is effective beginning on [] (“Commencement Date”) and will remain in effect until [] (“Expiration Date”), unless earlier terminated in accordance with the Services Agreement. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW and the Services Agreement. Capitalized terms used but not defined in this SOW shall have the meanings set out in the Services Agreement.
1.Description of Services. Service Provider will provide certain research and development services in connection with Elanco’s microbiome and nutritional health projects.
2.Contract Managers and Key Personnel. The following named individuals are appointed as the contract manager of each party and Key Personnel under the terms of the Services Agreement:
(a)Elanco Contract Manager:
(b)Service Provide Contract Manager:
3.[Permitted Subcontractors. The following subcontractors are Permitted Subcontractors under Section 3.1(h) of the Services Agreement: [SUBCONTRACTOR NAMES].]
4.Work Schedule and Deliverables. The relevant Project activities and Deliverable completion dates, and terms associated with this SOW are as follows:

Line Item	Task	Completion Date
1
2
3
4

5.Fees. All fees and costs listed below are based on the scope and assumptions included in this SOW.

Fees	Cost Structure (fixed price)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this SOW as of the date first above written.

ELANCO US INC.
By_____________________ Name: Title:
MBRD Services Company, LLC
By_____________________ Name: Aaron Schacht Title: Manager